Exhibit 5.1

701 8th Street, N.W., Suite 700 Washington, DC 20001 Telephone: 202-220-6900 Fax: 202-220-6945 www.lockelord.com

April 10, 2017

Board of Directors

PDL Community Bancorp

2244 Westchester Avenue

Bronx, New York 10462

Re:	PDL Community Bancorp

Common Stock, Par Value $0.01 Per Share

Members of the Board:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of shares of common stock, par value $0.01 per share (“Common Stock”), of PDL Community Bancorp (the “Company”). We have reviewed the Company’s proposed Charter, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the shares of Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the incorporation of the Company and the due adoption by the Board of Directors of the Company (or authorized committee thereof) of a resolution fixing the number of shares of Common Stock to be sold in the Offering, the shares of Common Stock, when issued and sold in the manner described in the Form S-1, will be validly issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal and Tax Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Locke Lord LLP
Locke Lord LLP

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